UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2007
INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of Principal Executive Offices) (Zip Code)
(781) 647-3900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On October 18, 2007, Inverness Medical Innovations, Inc. (the “Company”) implemented several plans to restructure and integrate its US sales, marketing, order management and fulfillment operations (together, the “Restructuring Activities”). The objectives of the plans are to eliminate redundant costs resulting from acquisitions, including its recent acquisitions of Biosite and Cholestech, and to improve customer responsiveness and efficiencies in operations.
Specifically, on October 18, 2007, we committed to courses of action to eliminate a total of 49 positions, primarily in sales and marketing, from the payrolls of several Company subsidiaries, including several positions at Biosite and Cholestech.
On the same day we also announced our intent to transfer 47 back office reporting functions, primarily in the areas of order management and fulfillment, from various locations in North America to a shared service center which is being established in Orlando, Florida. This transfer is expected to be substantially completed by June 30, 2008.
As a result of the Restructuring Activities, we expect to incur total costs of approximately $7.2 million covering one-time severance benefits, retention agreements and other related charges. Approximately $6.3 million of these costs relate to Biosite and Cholestech personnel, including change of control payments of $5.2 million due to Cholestech executives as a result of the merger, and will be included in the cost of the Biosite and Cholestech acquisitions. These costs are in addition to $7.0 million of charges incurred during an earlier restructuring of the Biosite operation announced on August 23, 2007, which were included in the cost of the Biosite acquisition.
We currently expect to generate cost savings as a result of the Restructuring Activities of $10.3 million, including headcount reductions of approximately $8.8 million on an annualized basis as well as an additional $1.5 million of non-headcount related savings due to a reduction in public company costs at Cholestech. These savings are in addition to $27.1 million of estimated annual savings from an earlier restructuring of the Biosite operation announced on August 23, 2007.
The Restructuring Activities are in addition to and separate from our previously announced, August 23, 2007 restructuring of the Biosite San Diego facility, through which a total of 163 positions were eliminated from the Biosite payroll. The Restructuring Activities are, however, part of our previously stated estimate of total cost savings, as measured on an annualized basis, of $70 million annually within the next 3 years. We will continue to review our worldwide operations for the purpose of improving efficiency, lowering operating costs and improving margins and expect to take further action at additional locations on a case-by-case basis over the next 24 months.
Forward-Looking Information
This report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on their respective managements’ current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with general competitive factors, market and economic conditions generally, the demand for Inverness’ products, , Inverness’ ability to successfully integrate the Biosite and Cholestech businesses and the businesses of other acquisitions with its existing businesses and to recognize the anticipated benefits of the acquisitions, including anticipated cost savings resulting from the identification of redundancies and synergies arising from our acquisitions of Biosite and Cholestech and other previously announced transactions; the risks and uncertainties described in Inverness’ annual report on Form 10-K, as amended, for the period ended December 31, 2006, and other factors identified from time to time in their respective periodic filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date of this report on Form 8-K, and Inverness undertakes no obligation to update or revise any forward-looking statements contained herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
Date: October 24, 2007	By:	/s/ David Teitel
David Teitel
Chief Financial Officer